DERIVED INFORMATION [7/13/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CUSIP or ISIN
BBERG ID
Deal Name	HEAT 2006-6
Issuer Name	Credit Suisse Securities LLC
Parent Name
Original Class Balance
Current Class Balance
Portfolio Name
Sector
Settle Date
Collateral Balance	824,187,591
Original # of Loans	4,764
Avg. Loan Balance	173,003
Initial WAC	8.08
Initial WAM	353
Rem. WAM	350
Moody's
S&P
Fitch
Moody's
S&P
Fitch
WA FICO	628
< 500	-
< 550	7.3
<575	12.9
< 600	28.4
> 650	31.8
> 700	8.6
WA DTI	42.9
> 40%	70.2
> 45%	49.4
WA LTV	79.5
> 80	24.3
> 90	6.5
% IO	10.1
IO FICO	658
IO with FICO <575	0.1
IO Term	61
IO Term %	0(90%), 60(10%),120(0%), 24(0%)
IO LTV	79.0
% 15 yr Fixed	0.4
%30 yr FIXED	6.1
% Balloons	47.7
40 yr	26.9
2/28 Hybrids	61.8
3/27 Hybrids	22.0
5/25 Hybrids	1.1
<= 1/29 Hybrids	-
% 2nd Lien	3.7
% Silent 2nds	49.3
MTA?
MTA Limit
Negam?	-
MI Company	-
MI coverage %	-
Single Family	79.4
2-4 Family	5.8
Condo	5.6
Co-op	-
PUD	9.2
MH	-
Owner	94.7
Second Home	0.5
Investor	4.8
Refi	6.1
Cash Out	44.5
Purchase	49.3
Full Doc	62.0
Reduced Doc	18.8
No Doc	0.2
State 1	California
% State 1	30.3
State 2	Florida
% State 2	11.0
State 3	Washington
% State 3	4.4
State 4	Arizona
% State 4	4
Sub %
Initial OC %
Target OC % before stepdown
Target OC % after stepdown
Other CE%
Total CE %
Initial Excess Interest
Orignators 1
% Orignators 1
Orignators 2
% Orignators 2
Orignators 3
% Orignators 3
Issuer Contact
Issuer Number
Servicers 1
% Servicers 1
Servicers 2
% Servicers 2
Servicers 3
% Servicers 3
Servicer Contact
Servicer Number
Master Servicer
Trustee
Trustee Contact
Trustee Number
Credit Risk Manager
Underwriter
Derivatives
Credit Comments

Maxim Owned
Intex Stress
Term Sheet
Hard Prossup
Elect. Prossup

Intex Cashflow Assumptions
Loss Severity %
Delinquency %
Breakeven CDR %
# Lag Months

# Months till OC grows to Target

IO Class in deal? (Y/N)
IO Coupon
First IO interest payment $